UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )

United States Steel Corporation
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
--------------------------------------------------------------------------------
(Title of Class of Securities)

912909108
--------------------------------------------------------------------------------
(CUSIP Number)

September 21, 2007
--------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[_]  Rule 13d-1(b)

[x]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

----------

*
The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however, see the Notes).

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Master Fund I, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
________________________________________________________________________________

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Offshore Manager, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMC Investors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbert Management Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Philip Falcone

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond J. Harbert

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.   912909108
            ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael D. Luce

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     6,750,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     6,750,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,750,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No.   912909108
            ---------------------

Item 1(a).  Name of Issuer:

            United States Steel Corporation
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            600 Grant Street
            Pittsburgh, Pennsylvania 15219
            ____________________________________________________________________

Item 2(a).  Name, Principal Business Address, and Citizenship of Persons Filing:

Harbinger Capital Partners Master Fund I, Ltd. – Cayman Islands
c/o International Fund Services (Ireland) Limited
Third Floor, Bishop’s Square
Redmond’s Hill
Dublin 2, Ireland

Philip Falcone – U.S.A.
555 Madison Avenue
16th Floor
New York, New York 10022
United States of America

Harbinger Capital Partners Offshore Manager, L.L.C. – Delaware
HMC Investors, L.L.C. – Delaware
Harbert Management Corporation - Alabama
Raymond J. Harbert – U.S.A.
Michael D. Luce – U.S.A.
One Riverchase Parkway South
Birmingham, Alabama 35244
United States of America

            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock
            ____________________________________________________________________

      (e).  CUSIP Number:

912909108
            ____________________________________________________________________

Item 3.     If This Statement  is filed  pursuant to ss.240.13d-1(b) or
            240.13d-2(b), or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act
               (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15
               U.S.C. 78c).

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act (15 U.S.C. 78c).

     (d)  [_]  Investment  company  registered under Section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               s.240.13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C.1813);

     (i)  [_]  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide  the  following  information  regarding  the  aggregate  number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Harbinger Capital Partners Master Fund I, Ltd. – 6,750,000
    Harbinger Capital Partners Offshore Manager, L.L.C. – 6,750,000
    HMC Investors, L.L.C. – 6,750,000
    Harbert Management Corporation – 6,750,000
    Philip Falcone – 6,750,000
    Raymond J. Harbert – 6,750,000
    Michael D. Luce – 6,750,000
          ______________________________________________________________________

     (b)  Percent of class:

    Harbinger Capital Partners Master Fund I, Ltd. – 5.7%
    Harbinger Capital Partners Offshore Manager, L.L.C. – 5.7%
    HMC Investors, L.L.C. – 5.7%
    Harbert Management Corporation – 5.7%
    Philip Falcone – 5.7%
    Raymond J. Harbert – 5.7%
    Michael D. Luce – 5.7%

     (c)  Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

  Harbinger Capital Partners Master Fund I, Ltd. – 0
    Harbinger Capital Partners Offshore Manager, L.L.C. – 0
    HMC Investors, L.L.C. – 0
    Harbert Management Corporation – 0
    Philip Falcone – 0
    Raymond J. Harbert – 0
    Michael D. Luce – 0

(ii)	Shared power to vote or to direct the vote:

    Harbinger Capital Partners Master Fund I, Ltd. – 6,750,000
    Harbinger Capital Partners Offshore Manager, L.L.C. – 6,750,000
    HMC Investors, L.L.C. – 6,750,000
    Harbert Management Corporation – 6,750,000
    Philip Falcone – 6,750,000
    Raymond J. Harbert – 6,750,000
    Michael D. Luce – 6,750,000

(iii)	Sole power to dispose or to direct the disposition of:

  Harbinger Capital Partners Master Fund I, Ltd. – 0
    Harbinger Capital Partners Offshore Manager, L.L.C. – 0
    HMC Investors, L.L.C. – 0
    Harbert Management Corporation – 0
    Philip Falcone – 0
    Raymond J. Harbert – 0
    Michael D. Luce – 0

(iv)	Shared power to dispose or to direct the disposition of:

    Harbinger Capital Partners Master Fund I, Ltd. – 6,750,000
    Harbinger Capital Partners Offshore Manager, L.L.C. – 6,750,000
    HMC Investors, L.L.C. – 6,750,000
    Harbert Management Corporation – 6,750,000
    Philip Falcone – 6,750,000
    Raymond J. Harbert – 6,750,000
    Michael D. Luce – 6,750,000

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

   N/A
         _______________________________________________________________________

Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security  Being  Reported on by the Parent  Holding  Company or Control
         Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

   N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

   N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

   N/A
         ______________________________________________________________________

Item 10.  Certification.

     (b)  The  following  certification  shall be included if the  statement  is filed pursuant to Rule 13d-1(c):

          By signing  below I certify  that,  to the best of my  knowledge  and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or  influencing the control of the issuer of the  securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.

/s/ Philip Falcone*
Philip Falcone

/s/ Raymond J. Harbert*
Raymond J. Harbert

/s/ Michael D. Luce*
Michael D. Luce

October 1, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated October 1, 2007, relating to the Common Stock of United States Steel Corporation shall be filed on behalf of the undersigned.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.

/s/ Philip Falcone*
Philip Falcone

/s/ Raymond J. Harbert*
Raymond J. Harbert

/s/ Michael D. Luce*
Michael D. Luce

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

SK 03773 0003 813697